Exhibit 4.1

MASTEC, INC

2003 STOCK INCENTIVE PLAN FOR NON-EMPLOYEES

As amended and restated, effective as of October 16, 2003

SECTION 1 – PURPOSE

    1.1        Purpose. The purpose of this Plan is to further the growth and development of the Company by encouraging Directors who are not employees and Advisors to the Company to obtain a proprietary interest in the Company by owning its stock. The Company intends that the Plan will provide such persons with an added incentive to continue to serve as Directors and Advisors and will stimulate their efforts in promoting the growth, efficiency and profitability of the Company. The Company also intends that the Plan will afford the Company a means of attracting persons of outstanding quality to service on the Board and on the boards of directors of Related Companies.

    1.2        Awards Available Under the Plan. The Plan permits grants of nonqualified stock options (“NQSOs”) and Restricted Stock. NQSOs are options that do not qualify as “incentive stock options” under Code Section 422 and are subject to taxation under Code § 83.

    1.3        Effective Date and Term of the Plan. The Board of Directors of the Company originally adopted the Plan on April 21, 2003, to become effective as of May 30, 2003 (the “Original Effective Date”). The Board of Directors adopted this amendment and restatement of the Plan on October 16, 2003 (the “Effective Date”), contingent upon the approval of the shareholders of the Company at the December 10, 2003 special shareholders meeting. Unless earlier terminated by the Company, the Plan shall remain in effect until the tenth anniversary of the Original Effective Date or May 30, 2013. Notwithstanding its termination, the Plan shall remain in effect with respect to Options as long as any Options are outstanding.

    1.4        Operation, Administration and Definitions. The operation and administration of the Plan are subject to the provisions of this plan document. Capitalized terms used in the Plan are defined in Section 2 below or may be defined within the Plan.

1.5 Legal Compliance. The Plan is intended to comply with the requirements for exemption of stock options under the provisions of Rule 16b-3 under the 1934 Act.

SECTION 2 – DEFINITIONS

        The following words and phrases as used in this Plan shall have the meanings set forth in this Section unless a different meaning is clearly required by the context:

2.1 1933 Act shall mean the Securities Act of 1933, as amended.

2.2 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

    2.3        Advisor shall mean any individual who serves as an advisor or consultant to the Company or a Related Company under a relationship other than that of a common law employee of the Company or a Related Company (including but not limited to independent contractors.)

2.4 Agreement means an Option Agreement or a Restricted Stock Agreement, as those terms have been defined under this Plan.

2.5 Beneficiary shall mean, with respect to a Participant:

(a) Designation of Beneficiary. A Participant’s Beneficiary shall be the individual who is last designated in writing by the Participant as such Participant’s Beneficiary under an Option Agreement or Restricted Stock Agreement. A Participant shall designate his or her Beneficiary in writing on his or her Option Agreement or Restricted Stock Agreement. Any subsequent modification of the Participant’s Beneficiary shall be in a written executed letter addressed to the Company and shall be effective when it is received and accepted by the Committee, determined in the Committee’s sole discretion.

(b) Designation of Multiple Beneficiaries. A Participant may not designate more than one individual as a Beneficiary. To the extent that a designation purports to designate more than one individual as a Beneficiary, the designation shall be null and void.

(c) No Designated Beneficiary. If, at any time, no Beneficiary has been validly designated by a Participant, or the Beneficiary designated by the Participant is no longer living at the time of the Participant’s death, then the Participant’s Beneficiary shall be deemed to be the Participant’s estate, and only the executor or administrator (or a trustee designated by the executor) of the estate shall be permitted to exercise the Option or receive the award of Restricted Stock.

2.6 Board shall mean the Board of Directors of Mastec, Inc.

2.7 Change of Control shall mean the date of:

(a) Acquisition By Person of Substantial Percentage. The acquisition by a Person (including “affiliates” and “associates” of such Person, but excluding the Company, any “parent” or “subsidiary” of the Company, or any employee benefit plan of the Company or of any “parent” or “subsidiary” of the Company) of a sufficient number of shares of the Common Stock, or securities convertible into the Common Stock, and whether through direct acquisition of shares or by merger, consolidation, share exchange, reclassification of securities or recapitalization of or involving the Company or any “parent” or “subsidiary” of the Company, to constitute the Person the actual or beneficial owner of 51% or more of the Common Stock, but only if such acquisition occurs without approval or ratification by a majority of the members of the Board;

(b) Disposition of Assets. Any sale, lease, transfer, exchange, mortgage, pledge or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of the Company or of any “subsidiary” of the Company to a Person described in subsection (a) above, but only if such transaction occurs without approval or ratification by a majority of the members of the Board; or

(c) Substantial Change of Board Members. During any fiscal year of the Company, individuals who at the beginning of such year constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by a majority of the directors in office at the beginning of the fiscal year.

        For purposes of this Section, the terms “affiliate,” “associate,” “parent” and “subsidiary” shall have the respective meanings ascribed to such terms in Rule 12b-2 under Section 12 of the 1934 Act.

2.8 Code shall mean the Internal Revenue Code of 1986, as amended. A reference to a section of the Code shall include all regulations, rulings and other authority issued thereunder.

    2.9        Committee shall mean the Compensation Committee as appointed by the Board from time to time. The Committee shall be responsible for administering and interpreting the Plan in accordance with Section 3 below.

2.10 Common Stock shall mean the par value $0.10 common stock of the Company.

2.11 Company shall mean Mastec, Inc. and its subsidiaries or any Related Company.

    2.12        Director shall mean an individual who (i) is serving as a member of the Board and (ii) is not and never has been either an officer or common law employee of the Company or a Related Company. For purposes of the Plan, a “common law employee” is an individual whose wages are subject to withholding of federal income taxes under Code Section 3401, and an “officer” is an individual elected or appointed by the Board or chosen in such other manner as may be prescribed in the bylaws of the Company to serve as such.

2.13 Effective Date shall mean October 16, 2003, subject to shareholder approval.

2.14 Exercise Price shall mean the purchase price of the shares of Common Stock underlying an Option.

2.15 Fair Market Value of the Common Stock as of a date of determination shall mean the following:

(a) Stock Listed and Shares Traded. If the Common Stock is listed and traded on a national securities exchange (as such term is defined by the 1934 Act) or on the NASDAQ National Market System on the date of determination, the Fair Market Value per share shall be the last sale price of a share of the Common Stock on the applicable national securities exchange or National Market System on the date of determination at the close of trading on such date. If the Common Stock is traded in the over-the-counter market, the Fair Market Value per share shall be the average of the closing bid and asked prices on the date of determination.

(b) Stock Listed But No Shares Traded. If the Common Stock is listed on a national securities exchange or on the National Market System but no shares of the Common Stock are traded on the date of determination but there were shares traded on dates within a reasonable period before the date of determination, the Fair Market Value shall be the last sale price of the Common Stock on the most recent trade date before the date of determination at the close of trading on such date. If the Common Stock is regularly traded in the over-the-counter market but no shares of the Common Stock are traded on the date of determination (or if records of such trades are unavailable or burdensome to obtain) but there were shares traded on dates within a reasonable period before the date of determination, the Fair Market Value shall be the average of the closing bid and asked prices of the Common Stock on the most recent date before the date of determination.

(c) Stock Not Listed. If the Common Stock is not listed on a national securities exchange or on the National Market System and is not regularly traded in the over-the-counter market, then the Committee shall determine the Fair Market Value of the Common Stock from all relevant available facts, which may include the average of the closing bid and ask prices reflected in the over-the-counter market on a date within a reasonable period either before or after the date of determination or opinions of independent experts as to value and may take into account any recent sales and purchases of such Common Stock to the extent they are representative.

        The Committee’s determination of Fair Market Value, which shall be made pursuant to the foregoing provisions, shall be final and binding for all purposes of this Plan.

2.16 NQSO shall mean a nonqualified stock option to purchase shares of the Common Stock, which is an option to which Code § 422 (relating to certain incentive stock options) does not apply.

2.17 Option shall mean a NQSO granted to a Participant pursuant to the terms and provisions of this Plan.

    2.18        Option Agreement shall mean a written agreement, executed and dated by the Company and an Optionee, evidencing an Option granted under the terms and provisions of this Plan, setting forth the terms and conditions of such Option, and specifying the name of the Optionee, the number of shares of stock subject to such Option and other terms and conditions of the Option.

2.19 Optionee shall mean any nonemployee Director or Advisor who is granted an Option pursuant to the terms and provisions of this Plan.

2.20 Original Effective Date shall mean May 30, 2003.

2.21 Participant means an Optionee or Recipient.

2.22 Person shall mean any individual, organization, corporation, partnership or other entity.

2.23 Plan shall mean this Mastec, Inc. 2003 Stock Incentive Plan For Non-Employees.

2.24 Recipient means a Director or Advisor who is awarded Restricted Stock.

    2.25        Related Company means any member within the Company’s controlled group of corporations, as that term is defined in Code § 1563(a), in addition to any partnerships, joint ventures, limited liability companies, limited liability partnerships or other entities in which the Company owns more than a 50 percent interest.

    2.26        Restricted Stock means an award of Common Stock subject to restrictions as provided in Section 7 of the Plan, subject to such conditions, restrictions and contingencies as the Committee determines, including the satisfaction of specified performance measures and/or forfeiture provisions.

2.27 Restricted Stock Agreement means a written agreement signed and dated by the Committee (or its designee) and a Recipient that specifies the terms and conditions of a grant of Restricted Stock.

SECTION 3 – ADMINISTRATION

    3.1        General Administration. The Plan shall be administered and interpreted by the Committee (as designated pursuant to Section 3.2). Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the Option Agreements by which Options shall be evidenced and the Restricted Stock Agreements (neither of which shall be inconsistent with the terms of the Plan), and to make all other determinations necessary or advisable for the administration of the Plan, all of which determinations shall be final, binding and conclusive.

    3.2        Appointment. The Board shall appoint the Committee from among its members to serve at the pleasure of the Board. The Board from time to time may remove members from, or add members to, the Committee and shall fill all vacancies thereon. The Committee at all times shall be composed of two or more non-employee directors who shall meet the following requirements. During the period any director is serving on the Committee, he shall not (i) be an officer of the Company or a parent or subsidiary of the Company, or otherwise currently employed by the Company or a parent or subsidiary of the Company; (ii) receive compensation, either directly or indirectly, from the Company or a parent or subsidiary of the Company for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Rule 404(a) of the 1934 Act; (iii) possess an interest in any other transaction for which disclosure would be required pursuant to Rule 404(a); and (iv) be engaged in a business relationship for which disclosure would be required pursuant to Rule 404(b). The requirements of this subsection are intended to comply with Rule 16b-3 under Section 16 of the 1934 Act or any successor rule or regulation, and shall be interpreted and construed in a manner which assures compliance with said Rule. To the extent said Rule 16b-3 is modified to reduce or increase the restrictions on who may serve on the Committee, the Plan shall be deemed modified in a similar manner.

    3.3        Organization. The Committee shall hold its meetings at such times and at such places as it shall deem advisable. A majority of the Committee shall constitute a quorum, and such majority shall determine its actions. The Committee shall keep minutes of its proceedings and shall report the same to the Board at the meeting next succeeding.

    3.4        Powers of Committee. Except for the formula grant provisions of Section 5.2 of the Plan, the Committee shall decide to whom and when (i) to grant an Option and the number of shares of Common Stock covered by the Option; or (ii) to award shares of Restricted Stock and the numbers of shares to be so awarded. The Committee may, with the consent of the Participant entitled to exercise any outstanding Option or the holder of any shares of Restricted Stock, amend an Option or an award of Restricted Stock in any manner consistent with the provisions of this Plan that it may deem advisable, including accelerating the vesting schedule upon a Participant’s termination of services, whether as a Director or Advisor, to the Company. In making decisions, the Committee may take into account the nature of services rendered by the individual, the individual’s present and potential contribution to the Company’s success and such other factors as the Committee, in its sole discretion, deems relevant.

(a) The Committee shall interpret the Plan, establish and rescind any rules and regulations relating to the Plan, decide the terms and provisions of any Option Agreements or Restricted Stock Agreements made under the Plan, and determine how to administer the Plan. The Committee also shall decide administrative methods for the exercise of Options and the awards of Restricted Stock. Each Committee decision shall be final, conclusive and binding on all parties.

(b) The Committee shall act by a majority of its then members, at a meeting of the Committee or by unanimous written consent. The Committee shall keep adequate records concerning the Plan and the Committee’s proceedings and acts in such form and detail as the Committee may decide.

    3.5        Indemnification. In addition to such other rights of indemnification as they have as directors or as members of the Committee, the members of the Committee (and any designees of the Committee as permitted under this Section 3), to the extent permitted by applicable law, shall be indemnified by the Company against reasonable expenses (including, without limitation, attorneys’ fees) actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Options granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the articles or certificate of incorporation or the bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member or members did not act in good faith and in a manner he or they reasonably believed to be in or not opposed to the best interest of the Company.

SECTION 4 – SHARES SUBJECT TO PLAN

4.1 Stock Subject to Plan. The Common Stock subject to Options, awards of Restricted Stock and other provisions of the Plan shall consist of the following:

(a) authorized but unissued shares of Common Stock;

(b) shares of Common Stock held by the Company in its treasury which have been reacquired;

(c) shares of Common Stock purchased by the Company in the open market; or

(d) shares of Common Stock allocable to the unexercised portion of any expired or terminated Option granted under the Plan again may become available for grants of Options under the Plan.

    4.2        Number of Shares Available under the Plan. Subject to readjustment in accordance with the provisions of Section 8, the total number of shares of Common Stock for which Options or Restricted Stock awards may be granted under the Plan shall be 1,000,000 shares of Common Stock, plus an increase as of each December 31 (commencing on December 31, 2003) equal to a number of shares equal to the difference between the number of shares subject to grants made under the Plan during the 12-month period ending on such December 31, less any shares subject to grants that again became available for issuance under the Plan due to forfeiture, termination, surrender or other cancellation of the underlying grant without such shares being issued. Notwithstanding the foregoing, in no event shall more than an aggregate of 2,500,000 shares of Common Stock be authorized for issuance during the term of the Plan (unless the Plan is amended in accordance with its terms and in compliance with all applicable statutes, rules and regulations).

SECTION 5 – ELIGIBILITY TO RECEIVE AND GRANT OF OPTIONS

    5.1        Individuals Eligible for Grants of Options. The individuals eligible to receive Options hereunder shall be solely those individuals who are Directors (as defined in Section 2.12 of the Plan) or Advisors (as defined in Section 2.3 of the Plan). Such Directors and Advisors shall receive Options hereunder in accordance with the provisions of Sections 5.2 and 5.3 below.

5.2 Formula Grants of Options. Effective upon the Effective Date, Options shall be granted to Directors (as defined in Section 2.12 of the Plan) in accordance with the following formulas:

(a) Option Upon Initially Becoming a Director. Upon initially becoming a Director and each reelection to serve a three-year term as a Director, the Director shall be granted an Option to purchase 20,000 shares of Common Stock as of the first business day of the month following appointment or election, with such Option subject to the provisions of Section 6 below. Options granted under this subsection shall be evidenced by an Option Agreement.

(b) Service Option Grants. As each Director begins a service year in which the Director does not receive an Option grant pursuant to Section 5.2(a) above, the Director shall be granted an Option to purchase 7,500 shares of Common Stock as of the first business day of the month following the date of the annual shareholders meeting, with such Option subject to the provisions of Section 6 below. Options granted under this subsection shall be evidenced by an Option Agreement.

(c) Insufficient Shares. In the event that the number of shares available for grants under the Plan is insufficient to make all grants provided herein on the applicable date, then all those who become entitled to a grant on such date shall share ratably in the number of shares then available for grant under the Plan.

    5.3        Discretionary Grants of Options. Subject to the provisions of the Plan, the Committee shall have the authority and sole discretion to determine and designate, from time to time, Directors (as defined in Section 2.12 of the Plan) and Advisors (as defined in Section 2.3 of the Plan) to whom Options will be granted, the Exercise Price of the shares covered by any Options granted, and the manner in and conditions under which Options are exercisable (including, without limitation, any limitations or restrictions thereon). In making such determinations, the Committee may take into account the nature of the services rendered by the respective individuals to whom Options may be granted, their present and potential contributions to the Company’s success and such other factors as the Committee, in its sole discretion, shall deem relevant. In its authorization of the granting of an Option hereunder, the Committee shall specify the name of the Optionee, the number of shares of common stock subject to such Option, the exercise price of the Option, the term of the Option and any restrictions, conditions, forfeitures or cancellation provisions. The Committee may grant, at any time, new Options to an Optionee who previously has received Options, whether such Options include prior Options that still are outstanding, previously have been exercised in whole or in part, or have expired. No individual shall have any claim or right to be granted Options under the Plan.

SECTION 6 – TERMS AND CONDITIONS OF OPTIONS

        Unless otherwise provided by the Committee, Options granted hereunder and Option Agreements shall comply with and be subject to the following terms and conditions:

    6.1        Requirement of Option Agreement. Upon the grant of an Option hereunder, the Committee shall prepare (or cause to be prepared) an Option Agreement. The Committee shall present such Option Agreement to the Optionee. Upon execution of such Option Agreement by the Optionee, such Option shall be deemed to have been granted effective as of the date of grant. The failure of the Optionee to execute the Option Agreement within 30 days after the date of the receipt of same shall render the Option Agreement and the underlying Option null and void ab initio.

    6.2        Optionee and Number of Shares. Each Option Agreement shall state the name of the Optionee and the total number of shares of the Common Stock to which it pertains, the Exercise Price, the Beneficiary of the Optionee, and the date as of which the Option was granted under this Plan, and any expiration date of the Option.

    6.3        Exercise Price. The Exercise Price of the shares of Common Stock underlying each Option shall not be less than the Fair Market Value of the Common Stock on the date the Option is granted. Upon execution of an Option Agreement by both the Company and Optionee, the date as of which the Option was granted under this Plan as noted in the Option Agreement shall be considered the date on which such Option is granted.

6.4 Exercisability of Options.

(a) Formula Grants. Each Option granted under Section 5.2 shall first become exercisable with respect to such portions of the shares subject to such Option as are specified in the schedule set forth herein below:

(i) Commencing as of the first anniversary of the date the Option is granted, the Optionee shall have the right to exercise the Option with respect to, and to thereby purchase, 33 percent (rounded down to the nearest whole number) of the shares subject to such Option. Prior to said date, the Option shall be unexercisable in its entirety.

(ii) Commencing as of the second anniversary of the date the Option is granted, the Optionee shall have the right to exercise the Option with respect to, and to thereby purchase, an additional 33 percent (rounded down to the nearest whole number) of the shares subject to the Option.

(iii) Commencing as of the third anniversary of the date the Option is granted, the Optionee shall have the right to exercise the Option with respect to, and to thereby purchase, the remainder of the shares subject to the Option.

(iv) Notwithstanding the above, any Options previously granted to an Optionee shall become immediately exercisable for 100% of the number of shares subject to the Options upon a Change of Control.

(b) Discretionary Grants. Unless the Committee specifies otherwise in the Option Agreement, each Option granted under Section 5.3 shall first become exercisable with respect to such portions of the shares subject to such Option as are specified in the schedule set forth herein below:

(i) Commencing as of the first anniversary of the date the Option is granted, the Optionee shall have the right to exercise the Option with respect to, and to thereby purchase, 33 percent (rounded down to the nearest whole number) of the shares subject to such Option. Prior to said date, the Option shall be unexercisable in its entirety.

(ii) Commencing as of the second anniversary of the date the Option is granted, the Optionee shall have the right to exercise the Option with respect to, and to thereby purchase, an additional 33 percent (rounded down to the nearest whole number) of the shares subject to the Option.

(iii) Commencing as of the third anniversary of the date the Option is granted, the Optionee shall have the right to exercise the Option with respect to, and to thereby purchase, the remainder of the shares subject to the Option.

(iv) Notwithstanding the above, any Options previously granted to an Optionee shall become immediately exercisable for 100% of the number of shares subject to the Options upon a Change of Control.

6.5 Expiration Date. The Expiration Date of any Option shall be the earliest to occur of the following:

(a) Maximum Term. The date ten (10) years from the date of grant of the Option;

(b) Death. Unless the Committee specifies otherwise in the Option Agreement, the one-year anniversary of the Optionee’s termination of service with the Company and all Related Companies due to death; or

(c) Termination of Service as Director or Advisor. Unless the Committee specifies otherwise in the Option Agreement, the one-year anniversary of the Optionee’s termination of service as a Director or Advisor of the Company other than as provided under Section 6.5(b) above.

    6.6        Minimum Exercise Amount. The exercise of an Option may be for less than the full number of shares of Common Stock subject to such Option, but such exercise shall not be made for less than (i) 100 shares or (ii) the total remaining shares subject to the Option, if such total is less than 100 shares. Subject to the other restrictions on exercise set forth herein, the unexercised portion of an Option may be exercised at a later date by the Optionee.

    6.7        Payment of Exercise Price. The Optionee must pay the full Exercise Price for shares of Common Stock purchased upon the exercise of any Option at the time of such exercise by one of the following forms of payment:

(a) cash;

(b) by surrendering unrestricted previously held shares of Common Stock that have a fair market value equal to the Exercise Price at the time of exercise. The Optionee must have held the surrendered shares of Common Stock for at least six (6) months before their surrender. The Optionee may surrender shares of Common Stock either by attestation or by the delivery of a certificate or certificates for shares duly endorsed for transfer to the Company, and if required by the Committee, with medallion level signature guarantee by a member firm of a national stock exchange, by a national or state bank (or guaranteed or notarized in such other manner as the Committee may require); or

(c) any combination of the above forms or any other form of payment permitted by the Committee.

    6.8        Transferability. Unless the Committee specifies otherwise in the Option Agreement, an Optionee may transfer Options only by the laws of descent and distribution. After the death of an Optionee, only a named Beneficiary or the executor or administrator of the Optionee’s estate may exercise an outstanding Option. Notwithstanding the foregoing, with the approval of the Committee and in its sole discretion, an Option Agreement may be amended to permit the Optionee to transfer grants of options under this Plan to such Persons as the Committee deems appropriate.

    6.9        Rights as a Shareholder. An Optionee shall first have rights as a shareholder of the Company with respect to shares of Common Stock covered by an Option only when the Optionee has paid the Exercise Price in full and the shares actually have been issued to the Optionee.

SECTION 7 –RESTRICTED STOCK

7.1 Restricted Stock Agreement. When the Committee awards Restricted Stock under the Plan, it shall prepare (or cause to be prepared) a Restricted Stock Agreement that specifies the following terms:

(a) the name of the Recipient;

(b) the total number of shares of Common Stock subject to the award of Restricted Stock;

(c) the manner in which the Restricted Stock will become nonforfeitable and transferable and a description of any restrictions applicable to the Restricted Stock; and

(d) the date as of which the Committee awarded the Restricted Stock.

7.2 Maximum Award Per Year. There is no maximum number of shares that may be awarded as Restricted Stock to any individual during any one calendar year.

    7.3        Vesting. Unless the Committee specifies in the Restricted Stock Agreement that any alternative vesting schedule shall apply, that other vesting requirements shall apply or that no vesting requirements shall apply, an award of Restricted Stock shall become vested and nonforfeitable on the third anniversary of the date of grant and before the third anniversary of the date of the award, no portion of the Restricted Stock shall be vested.

    7.4        Other Vesting Requirements. The Committee may impose any other conditions, restrictions, forfeitures and contingencies on awards of Restricted Stock. The Committee may designate a single goal criterion or multiple goal criteria for these purposes.

7.5 Accelerated Vesting. The Committee shall always have the right to accelerate vesting of any Restricted Stock awarded under this Plan.

(a) Upon the occurrence of the following events, any outstanding Awards of Restricted Stock that remain subject to vesting requirements shall immediately become vested pursuant to the provisions of subsection (b) hereof, unless otherwise determined by the Committee and set forth in the applicable Restricted Stock Agreement:

i. the recipient’s death;

ii. the Recipient’s Disability; or

iii. a Change in Control of the Company.

(b) If an outstanding award of Restricted Stock remains subject only to a time based vesting schedule (i.e., one that requires only that the Recipient remain as a Director or Advisor for the passage of a specified time period), then such Award shall immediately become fully vested and nonforfeitable upon one of the events in subsection (a) above. If an outstanding award of Restricted Stock remains subject to any other type of vesting schedule or requirement (e.g., a criteria based schedule), then such award shall become vested in a proportionate amount upon one of the events in subsection (a) above. The proportion shall be calculated as the ratio of the amount of time completed through the date of the applicable event compared to the original term of the Restricted Stock Agreement.

    7.6        Termination of Services. Unless the Committee decides otherwise, all shares of Restricted Stock that remain subject to restriction upon the Recipient’s termination of services to the Company, other than shares of Restricted Stock accelerated under Section 7.5(b), shall be forfeited by the Recipient.

7.7 Delivery of Restricted Stock.

(a) Issuance. Subject to the terms and conditions of the Restricted Stock Agreement, the Company shall issue a certificate representing the shares of Restricted Stock within a reasonable period of time after execution of the Restricted Stock Agreement; provided, if any law or regulation requires the Company to take any action (including, but not limited to, the filing of a registration statement under the 1933 Act and causing such registration statement to become effective) with respect to such shares before the issuance thereof, then the date of delivery of the shares shall be extended for the period necessary to take such action. As long as any restrictions apply to the Restricted Stock, the shares of Restricted Stock may be held by the Committee in uncertificated form in a restricted account.

(b) Legend. Unless the certificate representing shares of the Restricted Stock are deposited with a custodian (as described in subparagraph (c) hereof), each certificate shall bear the following legend (in addition to any other legend required by law):

“The transferability of this certificate and the shares represented hereby are subject to the restrictions, terms and conditions (including forfeiture and restrictions against transfer) contained in the Mastec Inc. 2003 Stock Incentive Plan for Non-Employees and a Restricted Stock Agreement dated ______, ___ between __________and Mastec, Inc. The Plan and the Restricted Stock Agreement are on file in the office of the Chief Financial Officer of Mastec, Inc.”

Such legend shall be removed or canceled from any certificate evidencing shares of Restricted Stock as of the date that such shares become nonforfeitable.

(c) Deposit with Custodian. As an alternative to delivering a stock certificate to the Recipient, the Committee may deposit or transfer such shares electronically to a custodian designated by the Committee. The Committee shall cause the custodian to issue a receipt for the shares to the Recipient for any Restricted so deposited. The custodian shall hold the shares and deliver the same to the Recipient in whose name the Restricted Stock evidenced thereby are registered only after such shares become nonforfeitable.

    7.8        Transferability. Unless the Committee specifies otherwise in the Restricted Stock Agreement, a Recipient may not sell, exchange, transfer, pledge, hypothecate or otherwise dispose of shares of Restricted Stock awarded under this Plan while such shares are still subject to restriction. Notwithstanding the foregoing, with the approval of the Committee, and in its sole discretion, a Restricted Stock Agreement may be amended to permit the Recipient to transfer grants of Restricted Stock under this Plan to such Persons as the Committee deems appropriate.

    7.9        Effect of Restricted Stock Award. Upon issuance of the shares of the Restricted Stock, the Recipient shall have immediate rights of ownership in the shares of Restricted Stock, including the right to vote the shares and the right to receive dividends with respect to the shares, notwithstanding any outstanding restrictions on the Restricted Stock.

SECTION 8 – ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

8.1 Certain Corporate Transactions.

(a) Recapitalization. If the Company is involved in a corporate transaction or any other event which effects the Common Stock (including, without limitation, any recapitalization, reclassification, reverse or forward stock split, stock dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares), then the Committee shall adjust outstanding Options or awards of Restricted Stock to preserve the benefits or potential benefits of the Options as follows:

(i) The Committee shall take action to adjust the number and kind of shares of Common Stock that are issuable under the Plan;

(ii) The Committee shall take action to adjust the number and kind of shares of Common Stock subject to outstanding Options or awards of Restricted Stock;

(iii) The Committee shall take action to adjust the Exercise Price of outstanding Options or awards of Restricted Stock; and

(iv) The Committee shall make any other equitable adjustments.

        Only whole shares of Common Stock shall be issued in making the above adjustments. Further, the number of shares available under the Plan or the number of shares of Common Stock subject to any outstanding Options or awards of Restricted Stock shall be the next lower number of shares, so that fractions are rounded downward. If the Company issues any rights or warrants to subscribe for additional shares pro rata to holders of outstanding shares of the class or classes of stock then set aside for the Plan, then each Participant shall be entitled to the same rights or warrants on the same basis as holders of outstanding shares with respect to such portion of the Participant’s Option or awards of Restricted Stock as is exercised on or prior to the record date for determining shareholders entitled to receive or exercise such rights or warrants.

(b) Reorganization. If the Company is part of any reorganization involving merger, consolidation, acquisition of the Common Stock or acquisition of the assets of the Company, the Committee, in its discretion, may decide that:

(i) any or all outstanding Options or awards of Restricted Stock granted under the Plan shall pertain to and apply, with appropriate adjustment as determined by the Committee, to the securities of the resulting corporation to which a holder of the number of shares of the Common Stock subject to each such Option would have been entitled;

(ii) any or all outstanding Options or awards of Restricted Stock granted hereunder shall become immediately fully exercisable (to the extent permitted under federal or state securities laws); and/or

(iii) any or all Options or awards of Restricted Stock granted hereunder shall become immediately fully exercisable (to the extent permitted under federal or state securities laws) and shall be terminated after giving at least 30 days’ notice to the Directors and Advisors to whom such Options or awards of Restricted Stock have been granted.

(c) Limits on Adjustments. Any issuance by the Company of stock of any class other than the Common Stock, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of the Common Stock subject to any Option or awards of Restricted Stock , except as specifically provided otherwise in this Plan. Grants under the Plan shall not affect in any way the right or authority of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate or dissolve, or to liquidate, sell or transfer all or any part of its business or assets. All adjustments the Committee makes under this Plan shall be conclusive.

SECTION 9 – PLAN OPERATION

9.1 Compliance with Other Laws and Regulations.

Distribution of shares of Common Stock under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall not be required to issue any shares of Common Stock under the Plan unless such issuance complies with all applicable laws (including, without limitation, the requirements of the 1933 Act and Section 16 of the 1934 Act) and the applicable requirements of any securities exchange or similar entity.

(b) When the Plan provides for issuance of Common Stock, the Company may issue shares of Common Stock on a noncertificated basis as long as it is not prohibited by applicable law or the applicable rules of any stock exchange.

(c) The Company may require a Participant to submit evidence that the Participant is acquiring shares of Common Stock for investment purposes.

    9.2        Limitation of Implied Rights. The Plan is not a contract of employment or a contract for continued service as a Director or an Advisor. Neither a Director nor an Advisor selected as a Participant shall have the right to be retained as a director or an advisor of the Company or any Related Company and shall not have any right or claim under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

    9.3        Evidence. Anyone required to give evidence under the Plan may give such evidence by certificate, affidavit, document or other information which the person acting on the evidence considers pertinent, reliable and signed, made or presented by the proper party or parties.

    9.4        Amendment and Termination of the Plan and Agreements. The Board may amend, modify or terminate the Plan at any time. No such amendment, modification or termination shall result in the Plan as a whole being subject to variable, or other adverse, accounting treatment or adversely affect, in any way, the rights of individuals who have outstanding Options or awards of Restricted Stock unless such individuals consent to such amendment or termination or such amendment or termination is necessary to comply with applicable law. The Committee may amend any Agreement that it previously has authorized under the Plan if the amended Agreement is signed by the Company and the applicable Participant.

    9.5        Gender and Number; Headings. Words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular. The headings in this Plan are for convenience of reference. Headings are not a part of the Plan and shall not be considered in the construction hereof.

    9.6        Legal References. Any reference in this Plan to a provision of law which is later revised, modified, finalized or redesignated, shall automatically be considered a reference to such revised, modified, finalized or redesignated provision of law.

    9.7        Notices. In order for a Director or Advisor or other individual to give notice or other communication to the Committee, the notice or other communication shall be in the form specified by the Committee and delivered to the location designated by the Committee in its sole discretion.

9.8 Governing Law. The Plan is governed by and shall be construed in accordance with the laws of the State of Florida.

ADOPTED BY BOARD OF DIRECTORS ON OCTOBER 16, 2003

APPROVED BY SHAREHOLDERS ON DECEMBER 10, 2003